Exhibit 99

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Reports First Quarter 2006 Results

Betters Previously Announced Guidance

PHOENIX, Ariz. – Apr. 27, 2006 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that total revenues in the first quarter of 2006 were $334.0 million, a decrease of approximately 2 percent from the fourth quarter of 2005. During the first quarter of 2006, the company reported net income of $40.4 million. Fully diluted earnings per share for the first quarter of 2006 were $0.12 per share. First quarter 2006 results include approximately $1.9 million associated with stock based compensation expense due to our adoption of FAS 123(R) Share Based Payment and included a $2.3 million investment gain shown in other income. During the fourth quarter of 2005, the company reported net income of $43.8 million, or $0.07 per share on a fully diluted basis which included a deemed dividend charge of approximately $0.06 per share, associated with a premium, in the form of inducement shares, for the conversion of the Series A Cumulative Preferred Stock into common stock.

On a mix-adjusted basis, average selling prices in the first quarter of 2006 were down approximately 1 percent from the fourth quarter of 2005. The company’s gross margin in the first quarter was 35.2 percent, an increase of approximately 20 basis points as compared to the fourth quarter of 2005.

EBITDA for the first quarter of 2006 was $76.9 million compared to EBITDA for the fourth quarter of 2005 of $76.8 million which included a $0.8 million in restructuring, asset impairments and other benefit. A reconciliation of this non-GAAP financial measure to the company’s net income and net cash provided by operating activities prepared in accordance with U.S. GAAP is set out in the attached schedule.

“Our revenue, while down sequentially in the first quarter of 2006 due to seasonality in our consumer related end-markets, grew by over 10 percent compared to the first quarter of 2005 and gross margins grew by 340 basis points.” said Keith Jackson, ON Semiconductor president and

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ON Semiconductor Reports First Quarter 2006 Results

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CEO. “As we enter the second quarter of 2006, we continue to focus our team on supporting strong customer demand and developing and winning power solution designs in key consumer platforms. We anticipate completing the purchase of LSI Logic’s Gresham, Ore. wafer fabrication facility in May as stated in our April 6 press release and believe the Gresham facility is another step in our efforts to provide our customers with state-of-the-art high performance analog and digital power solutions. In April, the Company successfully raised approximately $75 million, net of expenses through a common stock offering of approximately 11 million shares to pay a portion of the purchase price of the Gresham facility.”

SECOND QUARTER 2006 OUTLOOK

“Not including any increased revenue associated with completing the purchase of the Gresham facility and based upon booking trends, backlog levels and estimated turns levels, we anticipate that total revenues will be approximately $350 to $355 million in the second quarter of 2006,” Jackson said. “Backlog levels at the beginning of the second quarter were up from backlog levels at the beginning of the first quarter of 2006, and represented well over 90 percent of our anticipated second quarter 2006 revenues. We expect that average selling prices for the second quarter of 2006 will be flat to slightly up sequentially. We also expect that gross margins will continue to grow by between 50 to 100 basis points sequentially in the second quarter of 2006. Beginning in the first quarter of 2006, we were required to expense stock based compensation. This is in accordance with the Statement of Financial Accounting Standards No. 123(R) Share Based Payment. We currently expect this expense to be approximately $2.5 million in the second quarter of 2006.”

TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 5:00 p.m. Eastern time (ET) today to discuss the first quarter 2006 results. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at http://www.onsemi.com. The webcast will be available for approximately 30 days following the conference call.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone,

ON Semiconductor Reports First Quarter 2006 Results

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portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the second quarter of 2006 and its bookings trends, backlog levels, estimated turns levels, revenues, gross margins and average selling prices, stock based compensation expense, completing the purchase of the Gresham wafer fabrication facility and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

ON Semiconductor Reports First Quarter 2006 Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Quarter Ended
	March 31, 2006	December 31, 2005	April 1, 2005
Revenues	$334.0	$341.8	$302.4
Cost of revenues	216.3	222.1	206.2

Gross profit	117.7	119.7	96.2

Operating expenses:
Research and development	23.6	23.7	23.1
Selling and marketing	21.0	21.1	19.3
General and administrative	20.2	18.9	20.4
Restructuring, asset impairments and other, net	—	(0.8)	1.1

Total operating expenses	64.8	62.9	63.9

Operating income	52.9	56.8	32.3

Other income (expenses), net:
Interest expense	(13.0)	(15.4)	(14.6)
Interest income	2.0	1.7	0.9
Other	1.0	(0.6)	(1.0)

Other income (expenses), net	(10.0)	(14.3)	(14.7)

Income before income taxes, minority interests and cumulative effect of accounting change	42.9	42.5	17.6
Income tax benefit (provision)	(2.0)	4.8	(1.8)
Minority interests	(0.5)	(0.6)	(1.0)

Income before cumulative effect of accounting change	40.4	46.7	14.8
Cumulative effect of accounting change, net of income taxes (1)	—	(2.9)	—

Net income	40.4	43.8	14.8
Less: Accretion to redemption value of convertible redeemable preferred stock	—	0.7	0.1
Less: Convertible redeemable preferred stock dividends	—	(1.3)	(2.6)
Less: Dividend from inducement shares issued upon conversion of convertible redeemable preferred stock	—	(20.4)	—
Less: Allocation of undistributed earnings to preferred shareholders	—	(1.6)	(1.9)

Net income applicable to common stock	$40.4	$21.2	$10.4

Income per common share:
Basic:
Net income applicable to common stock before cumulative effect of accounting change	$0.13	$0.08	$0.04
Cumulative effect of accounting change	—	(0.01)	—

Net income applicable to common stock	$0.13	$0.07	$0.04

Diluted:
Net income applicable to common stock before cumulative effect of accounting change	$0.12	$0.08	$0.04
Cumulative effect of accounting change	—	(0.01)	—

Net income applicable to common stock	$0.12	$0.07	$0.04

Weighted average common shares outstanding:
Basic	311.8	286.6	255.0

Diluted:	346.4	320.7	287.8

(1)	The cumulative effect of accounting change for the quarter ended December 31, 2005 resulted from our adoption of FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations—An Interpretation of FASB Statement No. 143”.

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

(in millions)

	March 31, 2006	December 31, 2005
Assets
Cash, cash equivalents and short-term investments	$251.3	$233.3
Receivables, net	178.3	160.2
Inventories, net	175.1	169.5
Other current assets	36.2	29.9
Deferred income taxes	4.4	7.4

Total current assets	645.3	600.3
Property, plant and equipment, net	450.0	438.5
Deferred income taxes	1.6	—
Goodwill	77.3	77.3
Other assets	36.8	32.4

Total assets	$1,211.0	$1,148.5

Liabilities, Minority Interests and Stockholders’ Deficit
Accounts payable	$132.1	$137.3
Accrued expenses	90.7	83.9
Income taxes payable	4.5	5.5
Accrued interest	1.3	0.6
Deferred income on sales to distributors	113.2	97.1
Current portion of long-term debt	52.3	73.9

Total current liabilities	394.1	398.3
Long-term debt	1,009.7	993.1
Other long-term liabilities	31.6	31.4
Deferred income taxes	—	1.2

Total liabilities	1,435.4	1,424.0

Minority interests in consolidated subsidiaries	25.3	24.8

Common stock	3.1	3.1
Additional paid-in capital	1,260.4	1,252.7
Accumulated other comprehensive income	3.2	0.7
Accumulated deficit	(1,516.4)	(1,556.8)

Total stockholders’ deficit	(249.7)	(300.3)

Total liabilities, minority interests and stockholders’ deficit	$1,211.0	$1,148.5

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA* AND

CASH PROVIDED BY OPERATING ACTIVITIES

(in millions)

	Quarter Ended
	March 31, 2006	December 31, 2005	April 1, 2005
Net income	$40.4	$43.8	$14.8
Plus:
Depreciation and amortization	23.5	24.1	25.1
Interest expense	13.0	15.4	14.6
Interest income	(2.0)	(1.7)	(0.9)
Income tax provision (benefit)	2.0	(4.8)	1.8

EBITDA*	76.9	76.8	55.4
Increase (decrease):
Interest expense	(13.0)	(15.4)	(14.6)
Interest income	2.0	1.7	0.9
Income tax provision (benefit)	(2.0)	4.8	(1.8)
Loss (gain) on sale or disposal of fixed assets	—	0.7	(0.5)
Amortization of debt issuance costs and debt discount	0.6	0.4	0.5
Provision for excess inventories	2.5	4.3	3.1
Cumulative effect of accounting change	—	3.2	—
Non-cash interest on junior subordinated note payable	—	—	3.9
Deferred income taxes	0.4	(3.3)	(2.2)
Stock compensation expense	1.9	—	—
Other	(1.0)	2.0	0.7
Changes in operating assets and liabilities	(17.8)	(29.0)	(9.2)

Net cash provided by operating activities	$50.5	$46.2	$36.2

*	EBITDA represents net income before interest expense, interest income, provision for income taxes, depreciation and amortization expense. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors to assess our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The table above sets forth our EBITDA with a reconciliation to net cash provided by operating activities, the most directly comparable financial measure under generally accepted accounting principles.